Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-14172 on Form S-3 of our report dated March 30, 2007 relating to the financial statements of Mariner Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger of Mariner Energy, Inc.’s parent company on March 2, 2004), appearing in the Annual Report on Form 10-K of Mariner Energy, Inc. and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Houston, Texas
April 23, 2007